NEWS RELEASE

Greif, Inc. Announces New $1.1 Billion Senior Credit Facility
11/3/2016
Enhances financial flexibility and helps reduce annual interest expense

DELAWARE, Ohio--(BUSINESS WIRE)-- Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced that it has entered into a new $1.1 billion senior secured credit facility that matures in 2021. The new credit facility will be structured as an $800 million multicurrency revolving credit facility and a
$300 million delayed draw term loan.

The proceeds from the new revolving credit facility will be used to refinance the company’s existing senior secured revolving facility. The new term loan will be used to pay off the company’s $300 million 6.75 percent senior unsecured note at maturity on February 1, 2017. Borrowings under the credit facility will bear an interest rate based on a tiered schedule tied to the company’s leverage ratio. Concurrent with today’s announcement, the company has entered into a forward arrangement to fix the interest rate on $300 million of the company’s variable rate debt at
2.94 percent for five years.

As a result of lower interest rates, planned debt repayment and anticipated improvements in Greif’s leverage ratio, the company expects its 2017 annual interest expense to be roughly $12 million lower than in fiscal year 2016.

"We are pleased with our new facility,” said Larry Hilsheimer, Greif’s Executive Vice President and Chief Financial Officer. “We continue to strengthen our balance sheet and enhance our financial flexibility as we progress through Greif’s Transformation initiative. We also continue to improve our gross and operating profit margins, providing us the means to strengthen our portfolio, pay down debt and further secure our dividend.”

About Greif, Inc.

Greif is a global leader in industrial packaging products and services and is pursuing its vision to become the world’s best performing customer service company in industrial packaging. The company produces steel, plastic, fibre, flexible, corrugated, and reconditioned containers, intermediate bulk containers, containerboard and packaging accessories, and provides filling, packaging and industrial packaging reconditioning services for a wide range of industries. Greif also manages timber properties in the south eastern United States. The company is strategically positioned in over 45 countries to serve global as well as regional customers. Additional information is on the company's website at www.greif.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “aspiration,” “objective,” “project,” “believe,” “continue,” “on track” or “target” or the negative thereof and similar expressions, among others, identify forward-looking statements. All forward-looking statements are based on assumptions, expectations and other information currently available to management. Such forward-looking statements are subject to certain risks and uncertainties that could cause the company’s actual results to differ materially from those forecasted, projected or anticipated, whether expressed or implied. The most significant of these risks and uncertainties are described in Part I of the company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015. The company undertakes no obligation to update or revise any forward-looking statements.

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Source: Greif, Inc.

Greif, Inc.

Matt Eichmann, 740-549-6067 Investor Relations & Communications